NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE MKT LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 19, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 8, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between BlackRock Dividend Income Trust and BlackRock Enhanced Equity Dividend Trust became effective before the opening on December 8, 2014. Each Common Share of BlackRock Dividend Income Trust will be exchanged for 1.57393059 of a Common Share of Beneficial Interest of BlackRock Enhanced Equity Dividend Trust for each share of BlackRock Real Asset Equity Trust held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 8, 2014.